                                                                   EXHIBIT 10.2

                         AGREEMENT FOR PURCHASE AND SALE

                            OF SACRAMENTO PROPERTIES


     THIS AGREEMENT FOR PURCHASE AND SALE (this "Agreement") is made and entered into as of November 24, 1997, by and between Sammis Sacramento Associates, a California general partnership ("Seller"), and Pacific Gulf Properties Inc., a Maryland corporation ("Buyer").

                                    RECITALS

     A. Seller is the owner of certain improved real property consisting generally of the business parks situated in Sacramento, California at 9912, 9940 and 9960 Business Park Drive, commonly known as Highway 50 Business Center, and 9828 Business Park Drive, commonly known as Bradshaw Business Center (each separately, a "Property", and the Properties collectively and as more specifically described below, the "Sacto Portfolio").

     B. Buyer desires to purchase the Sacto Portfolio from Seller and Seller desires to sell the Sacto Portfolio to Buyer, subject to the terms and conditions contained in this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, Buyer and Seller do hereby agree as follows:


                                    ARTICLE I
                                BASIC DEFINITIONS

     Closing Date: The term "Closing Date" shall mean the earliest of (a) the date that is fifteen (15) days following the expiration or earlier termination of the Inspection Period, (b) any earlier date approved in writing by Buyer and Seller for the close of escrow with respect to the purchase and sale of the Sacto Portfolio or (c) December 31, 1997.

     Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                                TABLE OF CONTENTS


ARTICLE I BASIC DEFINITIONS................................................. 1

ARTICLE II PURCHASE AND SALE................................................ 3

ARTICLE III CONDITIONS PRECEDENT............................................ 7

ARTICLE IV COVENANTS, WARRANTIES AND REPRESENTATIONS........................ 9

ARTICLE V DEPOSIT...........................................................14

ARTICLE VI ESCROW AND CLOSING...............................................15

ARTICLE VII MISCELLANEOUS...................................................19

EXHIBIT A DISCLOSURE STATEMENT

EXHIBIT B INSPECTION LETTER

EXHIBIT C LEGAL DESCRIPTION OF LAND

EXHIBIT D LIST OF TENANT LEASES

EXHIBIT E LIST OF CONTRACTS

EXHIBIT F FORM OF GRANT DEED

EXHIBIT G FORM OF BILL OF SALE

EXHIBIT H FORM OF ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY



                                       i

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     Contract Period. The term "Contract Period" shall mean the period from the date of this Agreement through and including the Closing Date.

     Contracts. The term "Contracts" shall mean all maintenance, service and other operating contracts, equipment leases and other arrangements or agreements to which Seller is a party affecting the ownership, repair, maintenance, management, leasing or operation of the Sacto Portfolio.

     Disclosure Statement. The term "Disclosure Statement" shall mean the statement attached to this Agreement as Exhibit A.

     Escrow Company. The term "Escrow Company" shall mean Commonwealth Land Title Insurance Company, 50 Federal Street, Boston, Massachusetts 02110; Attn:
Mr. Terrance Miklis (telephone no. 617-695-0042).

     Improvements. The term "Improvements" shall mean all buildings, structures and other improvements located on the Land.

     Inspection Letter. The term "Inspection Letter" shall mean a letter in the form attached as Exhibit B to this Agreement, to be delivered by Buyer to Seller on or prior to the close of the Inspection Period pursuant to Section 2.5 below.

     Inspection Period. The term "Inspection Period" shall mean the period commencing on the date of this Agreement, and expiring at 5:00 p.m. Pacific Time on December 3, 1997, provided that the Inspection Period may end earlier at Buyer's election upon delivery by Buyer to Seller of the Inspection Letter (representing the conclusive waiver by Buyer of any further Inspection Period).

     Intangible Property. The term "Intangible Property" shall mean Seller's rights and interests, if any, in: (a) the Tenant Leases, (b) the Contracts; (c) any and all transferable or assignable permits, building plans and specifications, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, trade names, service marks, engineering, soils, pest control and other reports relating to the Sacto Portfolio, tenant lists, advertising materials, and telephone exchange numbers identified with the Sacto Portfolio; and (d) all other transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the Sacto Portfolio, including, without limitation, the right to use the names "Highway 50 Business Center," "Bradshaw Business Center" and any other trade name now used in connection with any Property.

     Land. The term "Land" shall mean, collectively, the several parcels of land described on Exhibit C to this Agreement, together with all of Seller's rights, if any (including mineral, air and water rights), privileges and easements appurtenant to or used in connection with the beneficial use and enjoyment of said parcels of land, and all of


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

Seller's right, title and interest, if any, in and to all roads, easements, rights of way and alleys adjoining or servicing said parcels of land.

     Sacto Portfolio. The term "Sacto Portfolio" shall mean all of Seller's right, title and interest in and to the Real Property, the Personal Property and the Intangible Property.

     Personal Property. The term "Personal Property" shall mean all furniture, furnishings, trade fixtures, building systems and equipment (including, without limitation, HVAC, security and life safety systems) and other tangible personal property owned by Seller that is located at and used in connection with the operation of the Real Property.

     Property. The term "Property" shall have the meaning set forth in Recital A above.

     Real Property. The term "Real Property" shall mean, collectively, the Land and the Improvements.

     Seller's Knowledge. The term "Seller's knowledge" shall have the meaning set forth in Section 4.1 below.

     Tenant Leases. The term "Tenant Leases" shall mean all leases, rental agreements or other agreements (including all amendments or modifications thereto and guaranties thereof) to which Seller is a party or the successor-in-interest of a party which entitle any person to the occupancy or use of any portion of the Real Property.

     Title Company. The term "Title Company" shall mean Commonwealth Land Title Company, 50 Federal Street, Boston, Massachusetts 02110; Attn: Mr. Terrance Miklis (telephone no. 617-695-0042).

                                   ARTICLE 11
                                PURCHASE AND SALE

     Section 2.1 Purchase and Sale. Seller agrees to sell the Sacto Portfolio to Buyer, and Buyer agrees to purchase the Sacto Portfolio upon all of the terms, covenants and conditions set forth in this Agreement.

     Section 2.2 Purchase Price. The aggregate purchase price for the Sacto Portfolio (the "Purchase Price") shall be the sum of Eight Million Seven Hundred Thousand Dollars ($8,700,000). The entire amount of the Purchase Price (less the Deposit delivered pursuant to Article V below) shall be payable by Buyer to Seller in cash on the Closing Date through the escrow described in Section 6.1 below.

     Section 2.3 Buyer's Review and Seller's Disclaimer.


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     (a) Subject to the provisions of subsection 2.3(c) below, during the
Inspection Period Buyer shall be permitted to make a complete review and inspection of the physical, legal, economic and environmental condition of the Sacto Portfolio, including, without limitation, any Tenant Leases and Contracts, books and records maintained by Seller or its agents relating to the Sacto Portfolio, boundary and other survey-related issues relating to the Real Property, pest control matters, soil condition, asbestos, PCB, hazardous waste, toxic substance or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, plans and specifications, structural, life safety, HVAC and other building system and engineering characteristics, traffic patterns and all other information pertaining to the Sacto Portfolio. Without representation or warranty, except as expressly set forth in Section 4.1 below, Seller shall cooperate in Buyer's review and provide Buyer with the opportunity to review books and records maintained by Seller or its agents relating to the Sacto Portfolio, leases, financial reports, surveys and other third-party inspection reports and similar non-proprietary or confidential materials in Seller's possession relating to the Sacto Portfolio (the "Seller's Records"). In addition, Seller shall exercise reasonable efforts to obtain 3 days prior to the close of the Inspection Period any tenant estoppel certificates and subordination agreements that Buyer and its lender may reasonably request. Buyer acknowledges (i) that Seller played no role in the development or construction of any of the Properties comprising the Sacto Portfolio, (ii) that Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Sacto Portfolio, and (iii) that Buyer is not relying upon any representations and warranties, other than those specifically set forth in Section 4.1 below, made by Seller or anyone acting or claiming to act on Seller's behalf concerning the Sacto Portfolio. Buyer further acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors. Buyer specifically undertakes and assumes all risks associated with the matters disclosed by Seller on the Disclosure Statement. Subject to the provisions of
Section 4.1 of this Agreement, Buyer shall purchase the Sacto Portfolio in its "as is" condition on the Closing Date and assumes the risk that adverse physical, environmental, economic or legal conditions may not have been revealed by its investigation. Without limiting the generality of the foregoing, if Seller has not already done so, then within three (3) days after the date of this Agreement, Seller shall deliver or cause to be delivered to Buyer, or otherwise make available for review by Buyer at the applicable property manager's offices in Sacramento, California, to the extent available from Seller's Records, and in the possession or control of Seller, the following:

          (i) Survey. Any existing, most recent survey of the Real Property.


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          (ii) Tax Bills. Copies of the most recent property tax bills and assessments of the Property.

          (iii) Leases. Copies of all Tenant Leases and tenant files.

          (iv) Contracts. Copies of all Contracts.

          (v) All third party generated reports relating to the condition of the Sacto Portfolio, including environmental reports, environmental audits, soils reports, physical and engineering reports, building and improvement plans, and structural calculations.

          (vi) Overating Statements. All income and expense statements, year-end financial and monthly operating statements and maintenance records for the three (3) most recent calendar years prior to the Closing Date and, to the extent available, the current calendar year to date. Buyer shall have the right, during the Inspection Period, to audit Seller's Records for these time periods, following reasonable notice and during normal business hours.

          (vii) Rent Roll. A current rent roll, together with a rent delinquency report (the "Rent Roll").

          (viii) Permits All government permits and approvals relating to the Sacto Portfolio (the "Permits").

     (b) Except with respect to any claims arising out of any breach of this Agreement, including, without limitation, covenants, representations or warranties set forth in Section 4.1 below, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, ITS agents, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Sacto Portfolio (or any individual Property), including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters.

     Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.

                                           -------------------------------------
                                           Buyer



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

     (c) Seller shall cause its agents to cooperate reasonably with Buyer to facilitate Buyer's exercise of the rights of review and inspection set forth in subsection (a) above, and Buyer acknowledges and agrees that its exercise of such rights shall be subject to the following limitations: (i) any entry onto the Real Property by Buyer, its agents or representatives, shall be during normal business hours, following reasonable prior notice to Seller and delivery to Seller of satisfactory evidence of Buyer's general liability insurance, and, at Seller's discretion, accompanied by a representative of Seller; (ii) Buyer shall not conduct any drilling, test borings or other disturbance of the Real Property for review of soils, compaction, environmental, structural or other conditions without Seller's prior written consent; (iii) any discussions or 'interviews with any tenants of the Real Property or their personnel shall be conducted in the presence of Seller or its representatives; (iv) Buyer shall exercise reasonable diligence not to disturb the use or occupancy of any occupant of any Property; and (v) Buyer shall indemnify, defend and hold Seller harmless from all loss, cost, and expense resulting from any entry or inspections performed by Buyer, its agents or representatives. The provisions of
Section 2.3(c)(v) shall survive any termination of this Agreement, but only for a period of 24 months after such termination.

     Section 2.4 Permitted Title Exceptions. Seller has previously obtained from Title Company and delivered to Buyer for its review a current preliminary title report with respect to each Property (collectively, the "Title Reports"), together with all documents and information pertaining to the exceptions to title listed in the Title Reports. Buyer shall, at its expense, obtain during the Inspection Period any surveys of the Real Property desired by Buyer or required by Title Company as a condition to the issuance of the Title Policies described in Section 3.1(a)(iii) below (collectively, the "Surveys"). Seller shall have no obligation to pay the fees or costs of the Surveys. The foregoing obligation of Buyer shall survive any termination of this Agreement. Buyer may advise Seller in writing and in reasonable detail, preferably not later than ten business days prior to the close of the Inspection Period, what exceptions to title, if any, listed in the then-current Title Reports or disclosed on the Surveys are not acceptable to Buyer (the "Title Objections"). Buyer shall not, however, unreasonably express disapproval of any exceptions to title and, prior to notifying Seller of any Title Objections, shall endeavor in good faith to cause Title Company to modify and update the Title Reports to reflect requested corrections and revisions. Seller shall have the remaining period of the Inspection Period, if any, to give Buyer notice that (a) Seller will remove any Title Objections from title (or afford the Title Company necessary information or certifications to permit it to insure over such exceptions), or (b) Seller elects not to cause such exceptions to be removed. Seller's failure to provide notice to Buyer prior to the expiration of the Inspection Period as to any Title Objection shall be deemed an election by Seller not to remove the Title Objection. If Seller so notifies or is deemed to have notified Buyer that Seller shall not remove any or all of the Title Objections, Buyer shall have until the close of the Inspection Period to determine whether (i) to proceed with the

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

purchase and take the Sacto Portfolio subject to such exceptions or (ii) to terminate this Agreement. Buyer's delivery of the Inspection Letter shall constitute Buyer's conclusive agreement to accept the Sacto Portfolio subject to the Permitted Exceptions. "Permitted Exceptions" shall include and refer to (x) any and all exceptions to title disclosed by the Title Reports or the Surveys, excepting solely Title Objections timely identified by Buyer which Seller has notified Buyer pursuant to this Section that Seller is willing to remove, and
(y) any other exceptions to title approved by or resulting from the acts, omissions or status of Buyer. Anything contained herein to the contrary notwithstanding and notwithstanding any approval or deemed approval given by Buyer hereunder, except for real estate taxes not yet due or payable, Seller shall cause all mortgages, deeds of trust and other monetary encumbrances, including without limitation all mechanics' liens, to be released and reconveyed from the Property on or prior to the Closing Date. Nothing contained in this paragraph shall be understood to require Buyer to make any decision with respect to the condition of title to any Property prior to the expiration of the Inspection Period, nor to require Seller to respond to any notice from Buyer of Title Objections.

     Section 2.5 Inspection Letter. At any time on or prior to the close of the Inspection Period and if and when Buyer has completed to its satisfaction the inspection and review contemplated by Sections 2.3 and 2.4 hereof, Buyer shall deliver to Seller an executed Inspection Letter in the form attached hereto as Exhibit B. Buyer's delivery of the executed Inspection Letter shall (i) confirm satisfaction of the conditions precedent described in Sections 3.1(a)(i) and 3. 1(a)(ii) below, (ii) represent the conclusive waiver by Buyer of any further Inspection Period, (iii) constitute Buyer's conclusive agreement to accept the Sacto Portfolio subject to any Permitted Exceptions and (iv) constitute Buyer's conclusive agreement to accept or waive any matters disclosed to Buyer in writing prior to the close of the Inspection Period.

     Section 2.6 Adequate Consideration. Notwithstanding anything in this Agreement to the contrary, to induce Buyer to enter into this Agreement and to expend the time and resources necessary to evaluate the Sacto Portfolio and possibly forego other opportunities while doing so, Seller hereby grants to Buyer the rights to terminate this Agreement that are expressly provided in this Agreement. Such expenditures of time and resources and possible loss of opportunity by Buyer constitute adequate consideration for Seller's remaining bound by this Agreement, notwithstanding such termination rights in Buyer.

                                   ARTICLE III
                              CONDITIONS PRECEDENT

     Section 3.1 Conditions.



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

     (a) Notwithstanding anything in this Agreement to the contrary, Buyer's obligation to purchase the Sacto Portfolio shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

          (i) Buyer's inspection and approval, within the Inspection Period, of all physical, environmental, economic and legal matters relating to the Sacto Portfolio, pursuant to Sections 2.3 and 2.4 above;

          (ii) Buyer's receipt and approval, within the Inspection Period, of such tenant estoppel certificates and subordination agreements as Buyer and its lender may deem necessary;

          (iii) The willingness of Title Company to issue for each of the Properties constituting the Sacto Portfolio, upon the sole condition of the payment of its regularly scheduled premium, its American Land Title Association extended coverage Owner's Policy of Title Insurance [1970 Form] (the "Title Policy", or if separate policies are obtained for individual Properties, the "Title Policies"), with such endorsements as may have been requested by Buyer and agreed to by Title Company during the Inspection Period (collectively, the "Endorsements"), with such Title Policy insuring Buyer in the amount of the Purchase Price (or, in the case of individual policies, in the amount of the portion of the Purchase Price allocated to the applicable Property), that fee simple title to the Real Property is vested of record in Buyer on the Closing Date subject only to the printed conditions and exceptions of such policy and the Permitted Exceptions; and

          (iv) Seller's performance or tender of performance of all material obligations under this Agreement and the material truth and accuracy of Seller's express representations and warranties as of the date of this Agreement, as updated under the provision of Section 4.5 hereof.

     (b) Notwithstanding anything in this Agreement to the contrary, Seller's obligation to sell the Sacto Portfolio shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

          (i) Buyer's performance or tender of performance of all material obligations under this Agreement and the material truth and accuracy of Buyer's express representations and warranties as of the date of this Agreement and as of the Closing Date; and

          (ii) The satisfaction or Buyer's written waiver of the conditions set forth in subparagraphs (a)(i), (ii), (iii) and (iv) above.

     Section 3.2 Portfolio Acquisition. Except as expressly provided in Section
7.1 below, the satisfaction or Buyer's waiver of the conditions precedent to Buyer's obligation to purchase the Sacto Portfolio shall be determined with respect to the


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

Sacto Portfolio as a whole, rather than with respect to any individual Property, and Buyer shall not have the right to acquire less than all of the Properties.

     Section 3.3 Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in Section 3.1 are not fulfilled or waived, the party benefited by such condition may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Section 3.1(a) and 3.1(b) above. Notwithstanding the foregoing, Buyer's failure to deliver to Seller on or prior to the close of the Inspection Period an executed Inspection Letter in the form attached as Exhibit B, without modification or qualification in any manner whatsoever, shall be deemed a failure of the condition set forth in Section 3.1(a)(i) above. In the event this Agreement is terminated as a result of the failure of any condition set forth in Section 3.l(a), Seller shall return the full amount of the Deposit to Buyer. In any event, Buyer's consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions.

                                   ARTICLE IV
                    COVENANTS, WARRANTIES AND REPRESENTATIONS

             Section 4.1 Seller's Warranties and Representations. Seller hereby makes the following representations and warranties to Buyer as of the date of this Agreement; provided that each of such representations and warranties shall be deemed to be modified by any contrary or qualifying information contained in any reports, schedules or other informational materials delivered or made available to Buyer on or before the date of this Agreement or set forth in the Disclosure Statement:

             (a) Seller has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and all actions of Seller necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement) on behalf of Seller have been taken;

             (b) To Seller's knowledge, the Tenant Leases listed on the attached Exhibit D constitute all of the leases and rental agreements presently in effect with respect to the Real Property;

             (c) To Seller's knowledge, the copies of the Tenant Leases which Seller has delivered or made available to Buyer pursuant to this Agreement are true, correct and complete in all material respects;




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

     (d) To Seller's knowledge, the Rent Roll, including the rent delinquency report, is complete and accurate. To Seller's knowledge, Seller has not received written notice (i) of any default by the tenant or Seller under any of the Tenant Leases, or (ii) that any tenant intends to terminate its Tenant Lease prior to the expiration of its scheduled term;

     (e) To Seller's knowledge, Seller has received no written notice from any governmental authority that any of the improvements located on the Real Property are presently in violation of any applicable building codes, zoning or land use laws, or other law, order, ordinance, rule or regulation affecting the Real Property (collectively, "Applicable Laws");

     (f) To Seller's knowledge, (i) the Contracts listed on the attached Exhibit E constitute all of the service and equipment contracts affecting the Sacto Portfolio which may be binding upon Buyer following the Closing Date, (ii) the copies of all such Contracts which Seller has delivered or made available to Buyer pursuant to this Agreement are true, correct and complete in all material respects; and (iii) there exists no material default by Seller or any other party to any Contract;

     (g) To Seller's knowledge, there are no pending condemnation proceedings against the Real Property, and Seller has received no written notice from any governmental authorities that any such proceedings are threatened;

     (h) To Seller's knowledge, there is no pending litigation, and Seller has received no written notice of any threatened litigation, (i) affecting any of the Sacto Portfolio (other than litigation arising in the ordinary course of the operation of the Properties and fully covered by insurance, all of which ordinary course and fully insured litigation, to Seller's knowledge, is set forth on the Disclosure Statement) or (ii) against Seller which would materially and adversely affect Seller's capacity to perform under this Agreement,

     (i) Seller is not a "foreign person" within the meaning of Section 1445(f)(3)) of the Code; and

     (j) To Seller's knowledge, there are no underground or other storage tanks situated on the Real Property, and Seller has received no written notice of the existence of any Hazardous Materials at the Real Property in violation of Applicable Laws. For purposes of this Agreement, "Hazardous Materials" shall mean inflammable explosives, radioactive materials, asbestos, polychlorinated biphenyls, hazardous materials, hazardous wastes, hazardous or toxic substances, oil, or related materials, which are listed in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act or California's Carpenter-Presley-Tanner Hazardous Substance Account Act,

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

Hazardous Waste Control Law, Safe Drinking Water and Toxic Enforcement Act of 1986, or in the regulations adopted and publications promulgated pursuant thereto, or in any other federal, state or local environmental law, ordinance, rule or regulation.

As used herein, the term "Seller's knowledge" or words of similar effect shall mean the current actual, subjective knowledge of Mr. Jeffrey Donnelly and Ms. Cindy Zimmerman after inquiry of the property managers of each Property. Buyer acknowledges, however, that such property managers may fail to respond or respond inaccurately to such inquiry and that Seller shall bear no responsibility based upon such non response or inaccurate response. Neither Mr. Donnelly, Ms. Zimmerman nor any property manager or any party other than Seller shall bear responsibility for any breach of representation. Seller, however, represents and warrants that Mr. Donnelly and Ms. Zimmerman are the individuals within Seller's investment advisory organization with principal administrative and oversight responsibility, respectively, for the disposition of the Sacto Portfolio and the asset management of the Sacto Portfolio.

     Section 4.2 Seller's Covenants. Seller hereby covenants and agrees as follows:

     (a) during the Contract Period, Seller shall ensure that the Sacto Portfolio is operated and maintained in a manner consistent with past practices and maintain reasonable and customary levels and coverages of insurance and Seller shall not create or acquiesce in the creation of liens or exceptions to title other than the Permitted Exceptions or voluntarily take any action (other than as may be permitted pursuant to subparagraph (b) of this Section 4.2) to render any of the representations or warranties of Seller set forth in Section
4.1 materially incorrect; and

     (b) during the Contract Period, Seller will not execute or modify any Tenant Leases or Contracts, (i) without promptly notifying Buyer thereof and providing Buyer with copies of the relevant contract documents, and (ii) as to any Tenant Lease or Contract (or modification thereof) executed during the period between the expiration of the Inspection Period and the Closing Date, without Buyer's prior approval, which approval shall not be unreasonably withheld and shall be deemed given if Buyer should fail to approve or disapprove any such matter in writing within 5 days following Seller's request for such action.

     (c) Seller shall terminate on or before the Closing Date, at no cost or expense to Buyer, any and all Contracts that are not approved by Buyer prior to the expiration of the Inspection Period. In particular, Buyer will not retain the existing management agents of Seller for the Sacto Portfolio, and, accordingly, on the Closing Date, Seller shall (i) cause all management agreements respecting the Sacto Portfolio to be terminated, and deliver evidence of such termination to Buyer, and (ii) remove all management personnel from the Real Property.


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

     Section 4.3 Buyer's Warranties and Representations. Buyer hereby represents and warrants to Seller that (a) Buyer has and as of the Closing Date shall have, full power and lawful authority to enter into and carry out the terms and conditions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, (b) all actions necessary to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement to be executed on behalf of Buyer or its assignee have been taken, and (c) Buyer has received no written notice of any threatened or pending litigation which would materially and adversely affect Buyer's capacity to perform under this Agreement.

     Section 4.4 Limitations. The parties agree that (a) Seller's indemnification obligations, warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement shall survive Buyer's purchase of the Sacto Portfolio only for a period of 12 months after the Closing Date (the "Limitation Period"), (b) Seller shall be liable solely for claims arising out of such representations and warranties if such claims have reached an aggregate $20,000 (i.e., Seller shall be liable for the first dollar of such claims if the aggregate reaches the $20,000 figure),
(c) Seller's aggregate liability for claims arising out of such representations and warranties shall not exceed $400,000, and (d) Buyer shall provide actual written notice to Seller of any breach of such warranties or representations and shall allow Seller 30 days within which to cure such breach, or, if such breach cannot reasonably be cured within 30 days, an additional reasonable time period, so long as such cure has been commenced within such 30 days and thereafter is diligently pursued to completion. If Seller fails to cure such breach after actual written notice and within such cure period, Buyer's sole remedy shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, within the Limitation Period; provided however, that if within the Limitation Period Buyer gives Seller written notice of such a breach and Seller refuses to cure or commences to cure and thereafter terminates such cure effort, Buyer shall have an additional 30 days from the date Buyer receives written notice from Seller of such refusal or termination within which to commence an action at law for damages as a consequence of Seller's failure to cure, in which case any representation or warranty that is expressly set forth in the notice delivered pursuant to clause (c) immediately above and is material to such litigation shall survive until all liabilities arising out of the alleged breach have been finally determined. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such warranties or representations. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1 OF THIS AGREEMENT, BUYER ACKNOWLEDGES THAT BUYER IS ACQUIRING THE SACTO PORTFOLIO SOLELY IN RELIANCE ON BUYER'S OWN INVESTIGATION AND "AS IS," "WHERE IS" AND WITH ALL FAULTS AND DEFECTS, LATENT OR OTHERWISE. BUYER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENT OF SELLER TO PERFORM AS SET FORTH IN THIS AGREEMENT, SELLER MAKES AND HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR ARISING BY

OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY AS TO TITLE, LAND USE CLASSIFICATION OR ENTITLEMENT, ENVIRONMENTAL OR OTHER CONDITION, MERCHANTABILITY OF FITNESS FOR ANY PARTICULAR USE OR PURPOSE, WITH RESPECT TO THE SACTO PORTFOLIO OR ANY MATTER RELATED THERETO, EXCEPT AS EXPRESSLY OTHERWISE SET FORTH IN SECTION 4.1 HEREOF. IF BUYER OBTAINS ANY KNOWLEDGE, WHETHER PURSUANT TO THE PROVISIONS OF THIS AGREEMENT OR OTHERWISE, PRIOR TO THE CLOSING DATE, THAT REASONABLY INDICATES THAT ANY WARRANTY SET FORTH HEREIN HAS BEEN BREACHED, ANY REPRESENTATION SET FORTH HEREIN IS NOT ACCURATE, OR THAT THERE ARE ANY PHYSICAL, TITLE OR OTHER DEFECTS IN OR ADVERSE CONDITIONS RELATING TO ANY PROPERTY, YET BUYER ELECTS TO CLOSE THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT WITH RESPECT TO SUCH PROPERTY (NOTWITHSTANDING SUCH KNOWLEDGE), SELLER SHALL HAVE NO LIABILITY FOR ANY SUCH BREACH, INACCURACY, DEFECT OR ADVERSE CONDITION, AND BUYER SHALL BE DEEMED TO HAVE WAIVED SUCH BREACH, INACCURACY, DEFECT OR ADVERSE CONDITION.

     Section 4.5 Seller's Certificate. Seller shall deliver to Buyer on the Closing Date a certificate (the "Seller's Certificate") updating the representations and warranties of Seller set forth in Section 4.1 through the Closing Date; provided, however, that if Seller becomes aware during the Contract Period of any matters which make any of such representations or warranties untrue, Seller shall disclose such matters in the Seller's Certificate. In the event the Seller's Certificate discloses any matters which make any of Seller's representations or warranties untrue as of the date of such Certificate in any respect or in the event that Buyer otherwise becomes aware during the Contract Period of any matters which make any of Seller's representations or warranties materially untrue in any material respect, Seller shall bear no liability for such matters (provided that Seller has not breached an express covenant set forth in this Agreement), but Buyer shall have the right to elect in writing on or before the Closing Date, (a) to waive such matters and complete the purchase of the Sacto Portfolio in accordance with the terms of this Agreement, or (b) as to any matters disclosed or discovered following the expiration of the Inspection Period, to terminate this Agreement. Buyer's delivery of the Inspection Letter shall constitute Buyer's conclusive agreement to accept or waive any such matters disclosed to Buyer in writing prior to the close of the Inspection Period.

     Section 4.6. Indemnifications. Subject to the foregoing limitations and the provisions of Sections 6.3, 6.4 and 7.12:

     (a) Seller shall indemnify and defend Buyer against and hold Buyer harmless from any and all claims, liabilities, losses, damage, costs and expenses, including, without limitation, all reasonable attorneys' fees, asserted against or suffered by Buyer resulting from (i) any breach by Seller of this Agreement, (ii) the untruth, inaccuracy or breach of any of the representations and warranties made by Seller pursuant to this Agreement and (iii) any liability or obligation arising in connection with the Sacto Portfolio accruing prior to the Closing Date. The survival of Seller's obligations under this Section 4.6(a) shall be governed by Section 4.4 above.

     (b) Buyer shall indemnify and defend Seller against and hold Seller harmless from any claim, loss, damage, or expense, including any reasonable attorneys' fees, asserted against or suffered by Seller resulting from (i) any breach by Buyer of this Agreement, (ii) the untruth, inaccuracy or breach of any of the representations or warranties made by Buyer pursuant to this Agreement and (iii) any liability or obligation arising in connection with the Sacto Portfolio accruing following the Closing Date. Buyer's obligations under this
Section 4.6(b) shall survive the Closing Date for a period of twelve (12) months, but not thereafter.

                                    ARTICLE V
                                     DEPOSIT

     Upon execution of this Agreement, Buyer shall deliver to Escrow Company, for deposit into the escrow described in Section 6.1 below, an amount equal to $100,000 (the "Initial Deposit"). At the close of the Inspection Period, if Buyer has not then elected to terminate this Agreement as provided herein, Buyer shall deliver to Title Company, for deposit into the escrow described in Section
6.1 below, the additional sum of $100,000 (which amount, together with the Initial Deposit and any interest that may accrue thereon in escrow, referred to herein as the "Deposit"). In the event that this transaction is consummated as contemplated by this Agreement, then the entire amount of the Deposit shall be credited against the Purchase Price. The entire amount of the Deposit shall be returned immediately to Buyer in the event of the failure of any of the conditions precedent set forth in Section 3.l(a) above or in the event that (a) the conditions precedent set forth in Section 3.l(b) shall have been satisfied or waived, (b) Buyer shall have performed fully or tendered performance of its obligations hereunder and (c) Seller shall be unable or fail to perform its obligations under this Agreement. IN ALL OTHER EVENTS, THE ENTIRE AMOUNT OF THE DEPOSIT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER'S DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT IS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. BUYER AND SELLER AGREE THAT SELLER'S

RIGHT TO RETAIN THE DEPOSIT SHALL BE THE SOLE REMEDY OF SELLER AT LAW IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER. THE FOREGOING SHALL NOT BE UNDERSTOOD TO LIMIT BUYER'S OBLIGATIONS TO SELLER UNDER THE PROVISIONS OF
SECTION 2.3(c)(v) OF THIS AGREEMENT OR BUYER'S OBLIGATION TO REIMBURSE SELLER FOR ATTORNEYS' FEES UNDER THE PROVISIONS OF SECTION 7.9 OF THIS AGREEMENT TO THE EXTENT INCURRED TO SECURE THE RELEASE OF THE DEPOSIT TO SELLER.

                             ACCEPTED AND AGREED TO:

----------------------------------             ---------------------------------
                          Seller                                        Buyer


                                   ARTICLE VI
                               ESCROW AND CLOSING

     Section 6.1 Escrow Arrangements. An escrow for the purchase and sale contemplated by this Agreement has been opened by Buyer and Seller with Escrow Company. At least one business day prior to the Closing Date, Seller and Buyer shall each deliver escrow instructions to Escrow Company consistent with this
Article VI, and designating Escrow Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Code. In addition, the parties shall deposit in escrow, at least one business day prior to the Closing Date (unless otherwise provided below in this Section 6.1) the funds and documents described below:

     (a) Seller shall deposit (or cause to be deposited):

          (i) a duly executed and acknowledged grant deed pertaining to the Real Property portion of each of the Properties constituting the Sacto Portfolio, each in the form attached to this Agreement as Exhibit F (collectively, the "Deeds");

          (ii) a duly executed bill of sale pertaining to the Personal Property portion of each of the Properties constituting the Sacto Portfolio, each in the form attached to this Agreement as Exhibit G (collectively, the "Bills of Sale");

          (iii) a duly executed counterpart assignment and assumption pertaining to the Intangible Property portion of each of the Properties constituting the Sacto Portfolio, each in the form attached to this Agreement as Exhibit H (collectively, the "Assignments and Assumption of Intangible Property");

          (iv) the duly executed Seller's Certificate described in Section 4.1;

          (v) a certificate from Seller certifying the information required by
Section 18660 of the California Revenue and Taxation Code and the regulations issued thereunder to establish that the transaction contemplated by this Agreement is exempt from the tax withholding requirements of such provisions (the "California Certificate"); and

          (vi) a certificate from Seller certifying the information required by
Section 1445 of the Code to establish, for the purposes of avoiding Buyer's tax withholding obligations, that Seller is not a "foreign person" as defined in
Section 1445(f)(3) of the Code (the "FIRPTA Certificate").

     In addition, Seller shall deliver to Buyer on the Closing Date, outside of escrow, to the extent in Seller's possession or control, the originals of all Tenant Leases and tenant files and all keys to the Property.

     (b) Buyer shall deposit:

          (i) at or before 11:30 a.m. (Pacific Time) on the Closing Date, immediately available funds sufficient to pay the balance of the Purchase Price, plus sufficient additional cash to pay Buyer's share of all escrow costs and closing expenses;

          (ii) a duly executed counterpart for each of the Assignments and Assumption of Intangible Property; and

          (iii) a certificate duly executed by Buyer in favor of Seller confirming the waivers and acknowledgments set forth in Sections 2.3(a) and (b) above.

     Section 6.2 Closing. Escrow Company shall close escrow on the Closing Date by:

     (a) recording the Deeds;

     (b) causing Title Company to issue the Title Policies to Buyer;

     (c) delivering to Buyer the Bills of Sale, the Seller's Certificate, the FIRPTA Certificate, the California Certificate, and a counterpart for each of the Assignments and Assumption of Intangible Property executed by Seller; and

     (d) delivering to Seller (i) a counterpart for each of the Assignments and Assumption of Intangible Property executed by Buyer, (ii) the certificate described in Section 6.l(b)(iii) above, and (iii) funds in the amount of the Purchase Price, as adjusted for credits, prorations and closing costs in accordance with this Article VI.

     Section 6.3 Prorations.

     (a) Real estate taxes and assessments, personal property taxes, if any, rental income and all other items of income and expense with respect to the Sacto Portfolio shall be prorated between Seller and Buyer as of the Closing Date. Income and expenses shall be prorated on the basis of a 30-day month and on a cash basis (except for items of income and expense that are payable less frequently than monthly, which shall be prorated on an accrual basis). All such items attributable to the period prior to the Closing Date shall be credited to Seller; all such items attributable to the period on and following the Closing Date shall be credited to Buyer. Buyer shall be credited in escrow with (a) any portion of rental agreement or lease deposits in Seller's possession with respect to the Sacto Portfolio which are refundable to the tenants and (b) rent prepaid beyond the Closing Date. Buyer shall not be entitled to any interest on rental agreement or lease deposits or prepaid rent accrued on or before the Closing Date, except to the extent any such amount of interest is refundable or payable to any tenant under a Lease. Seller shall be credited in escrow with any refundable deposits or bonds held by any utility, governmental agency or service contractor with respect to the Sacto Portfolio, to the extent such deposits or bonds are assigned to and accepted by Buyer on the Closing Date. In addition, Seller shall be credited in escrow with any leasing commissions, free rental periods or tenant improvement or other allowances paid or endured by Seller during the portion of the Contract Period after the expiration of the Inspection Period to the extent such relate to Tenant Leases executed after the expiration of the Inspection Period and are equitably allocable to that portion of the stabilized term (i.e. the term following the tenant's entry into occupancy and commencement of unabated rental obligations) of any such Tenant Lease of the Sacto Portfolio following the Closing Date. To the extent approved by Buyer or applicable under any Tenant Lease with respect to any extension term or expansion of premises that is exercised after the expiration of the Inspection Period, Buyer shall assume all obligations for any such leasing commissions, free rental periods or tenant improvement or other allowances payable following the Closing Date. Buyer shall be credited in escrow with any leasing commissions, free rental periods or tenant improvements or other allowances to be paid or endured by Buyer on or after the Closing Date with respect to the current term of any Tenant Lease executed, or any extension term or expansion of premises exercised, in each case, prior to the expiration of the Inspection Period, and Seller shall pay on or before the Closing Date all such items payable prior to the Closing Date.

     (b) Buyer and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations to be made on and after the Closing Date as complete and accurate as reasonably possible. With respect to taxes or other expenses payable or reimbursable by the tenants of the Sacto Portfolio, the amounts prorated between Buyer and Seller shall be the net amounts (if any) not subject to payment or reimbursement by or to the tenants. All prorations which can be liquidated accurately or reasonably estimated as of the Closing Date shall be made in escrow on the Closing Date. All other prorations, and adjustments to initial estimated prorations, shall be made by the parties with due diligence and cooperation within 30 days following the Closing Date, or such later time as may be required to obtain necessary information for proration, by immediate cash payment to the party yielding a net credit from such prorations from the other party.

     (c) Buyer shall, consistent with reasonable business judgment, exert its best efforts to collect for Seller following the Closing Date all rental income which is delinquent on the Closing Date; provided, however, that Buyer shall not be required to commence legal proceedings to collect such rents. Notwithstanding the foregoing proviso, Seller reserves the right to pursue any remedy Seller may have against any tenant with respect to such delinquent rents; provided, however, that Buyer shall not incur any cost, expense or liability in connection therewith, and provided further that Seller shall not commence any legal or equitable proceedings in the nature of an unlawful detainer, eviction or other proceeding which would have the effect of interfering with any tenant's quiet enjoyment of its leased premises or result in a lien or encumbrance on such leased premises. Any sums collected on account of rents after the Closing Date shall be successively applied to the payment of (i) rent due and payable in the months succeeding the month in which the closing occurs, (ii) rent due and payable in the month in which the closing occurs, and (iii) rent due and payable in the months preceding the month in which the closing occurs.

     Section 6.4 Other Closing Costs.

     (a) Buyer shall pay (i) any sales or use taxes determined to be payable in connection with this transaction, (ii) all fees and expenses of Buyer's legal counsel and other third party consultants engaged by or on behalf of Buyer in connection with this transaction, (iii) any excess portion of the premium for any Title Policy beyond that which would have been required had the Title Policy been a CLTA standard coverage policy of title insurance without any endorsements, (iv) 50% of any Sacramento city documentary transfer tax and (v) 50% of any escrow charges or other fees or costs charged by or reimbursable to Escrow Company or Title Company and recording fees.

     (b) Seller shall pay (i) all fees and expenses of Seller's legal counsel and other third party consultants engaged by or on behalf of Seller in connection with this transaction, (ii) any Sacramento County documentary transfer tax, (iii) 50% of any Sacramento city documentary transfer tax, (iii) 50% of any escrow charges or other fees or costs charged by or reimbursable to Escrow Company or Title Company and recording fees, (iv) the premium for any Title Policy that would have been charged had such Title Policy been a CLTA standard coverage owners' policy of title insurance without any endorsements and
(v) any prepayment fee or other charge in connection with the payoff of any monetary encumbrance.

     (c) Any costs and expenses of closing that are not expressly identified in subparagraph (a) or (b) above shall be allocated between the parties in accordance with prevailing custom in the county in which the Property to which the costs and expenses are attributable is located, or if such costs and expenses are not attributable to any particular Property, then such costs or expenses shall be allocated equally between Buyer and Seller.

     Section 6.5 Further Documentation. Promptly after the close of escrow, Buyer and Seller shall deliver to each tenant of the Real Property written notice advising the tenant of the sale of the Real Property by Seller to Buyer, and otherwise complying with the provisions of California Civil Code Section1950.7(d)(1). Each such notice shall be delivered in the manner set forth in such Section of the Civil Code. At or following the close of escrow, Buyer and Seller each shall execute any certificate or other instruments required by law or local custom or otherwise reasonably requested by the other party to effect the transaction contemplated by this Agreement.

                                   ARTICLE VII
                                  MISCELLANEOUS

     Section 7.1 Cooperation in Exchange. Buyer acknowledges and agrees that Seller may assign its interest in this Agreement to an exchange facilitator for the purpose of completing an exchange of the Real Property in a transaction which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and applicable state revenue and taxation code sections (a "1031 Exchange"). Buyer agrees to cooperate with the Seller in implementing any such assignment and 1031 Exchange provided that such cooperation shall not entail any additional expense to Buyer or cause Buyer any liability whatsoever beyond its existing obligations under this Agreement. No such assignment by Seller shall relieve it from any of its obligations hereunder, nor shall Seller's ability to consummate a tax deferred exchange be a condition to the performance of Seller's obligations under this Agreement.

     Section 7.2 Damage or Destruction.

     (a) Buyer shall be bound to purchase each of the Properties within the Sacto Portfolio for the Purchase Price as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of any of the Properties or condemnation of any Property by right of eminent domain, provided that the occurrence of any damage or destruction involves repair costs of $250,000 or less, and any condemnation does not affect a material portion for each affected Property. If Buyer is so bound to purchase a Property notwithstanding the occurrence of damage, destruction or condemnation, then upon the close of escrow: (A) in the event of damage covered by insurance or an immaterial condemnation, Buyer shall receive a credit against the

Purchase Price in the amount (net of collection costs and costs of repair reasonably incurred by Seller and not then reimbursed) of any insurance proceeds or condemnation award collected and retained by Seller as a result of any such damage or destruction or condemnation plus (in the case of damage) the amount of the deductible portion of Seller's insurance policy, and Seller shall assign to Buyer all rights to such net insurance proceeds or condemnation awards as shall not have been collected prior to the close of escrow; and (B) in the event of damage not covered by insurance, Buyer shall receive a credit (not to exceed $250,000 for each affected Property) in the amount of the estimated cost to repair the damage.

               (b) In the event that any Property suffers damage or destruction or condemnation prior to the Closing Date that involves repair costs in excess of $250,000 or, in the case of condemnation, a material portion of the affected Property, then either Buyer or Seller may elect to terminate this Agreement by giving written notice of such election to the other party promptly following the event of damage or destruction.

     Section 7.3 Brokerage-Commissions and Finder's Fees.

     (a) Each party to this Agreement warrants to the other that, except as otherwise provided in subparagraph (b) below, no person or entity can properly claim a right to a real estate commission, real estate finder's fee, real estate acquisition fee or other real estate brokerage-type compensation (collectively, "Real Estate Compensation") based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all loss, cost, liability or expense (including but not limited to attorneys' fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity based upon such acts.

     (b) The parties hereby acknowledge that CB Commercial ("Broker") has acted as a broker in connection with this transaction. Seller shall be responsible for paying any commission due to Broker in connection with this transaction pursuant to their separate written agreement.

     Section 7.4 Successors and Assigns. Buyer may not assign any of Buyer's rights or duties hereunder without the prior written consent of Seller. No assignment by Buyer shall relieve Buyer of its obligations under this Agreement. Subject to the limitations on assignment expressed in this Section 7.3, this Agreement shall be binding upon, and inure to the benefit of, Buyer and Seller and their respective successors and assigns.

     Section 7.5 Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, by any nationally known overnight delivery service, by courier, in person or by telecopy, with an electronic confirmation of receipt. All notices shall be deemed to have been given forty-eight (48) hours following deposit in the United States Postal Service or upon personal delivery if sent by overnight delivery service, telecopy, courier or personally delivered; provided, however, that any notice or other communication delivered other than during normal business hours shall be deemed delivered on the next following business day. All notices shall be addressed to the party at the address or telecopier number below:

     To Seller:
                             c/o AEW Capital Management, L.P.
                             225 Franklin Street
                             Boston, Massachusetts 02110
                             Attn: General Counsel
                             Telecopy No.: (617) 261-9555
                             Telephone No.: (617) 261-9000

     with a copy to:         Mr. Jeffrey Donnelly
                             AEW Capital Management, L.P.
                             225 Franklin Street
                             Boston, Massachusetts 02110
                             Telecopy No.: (617) 261-9555
                             Telephone No.: (617) 261-9000

     with a copy to:         Heller Ehrman White & McAuliffe
                             333 Bush Street
                             San Francisco, California 94104
                             Attn: Brian Smith, Esq.
                             Telecopy No.: (415) 772-6268
                             Telephone No.: (415) 772-6000

     To Buyer:               Pacific Gulf Properties Inc.
                             4220 Von Karman, 2nd Floor
                             Newport Beach, California 92660
                             Attn: Mr. Lonnie P. Nadal
                             Telecopy No.: (714) 223-5033
                             Telephone No.: (714) 223-5000

     with a copy to:         John H. Kuhl, Esq.
                             Cox, Castle & Nicholson LLP
                             2049 Century Park East, 28th Floor
                             Los Angeles, California 90067
                             Telecopy No.: (310) 277-7889
                             Telephone No.: (310) 277-4222

Any address, telecopy number or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 7.4. The inability to deliver because of a changed address or telecopy number of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

     Section 7.6 Time. Time is of the essence of every provision contained in this Agreement.

     Section 7.7 Possession. The rights of possession of the Real Property (subject to the Tenant Leases and the Permitted Exceptions) shall be delivered by Seller to Buyer on the Closing Date.

     Section 7.8 Incorporation by Reference. All of the exhibits attached to this Agreement or referred to herein and all documents in the nature of such exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

     Section 7.9 No Deductions or Off-Sets. Buyer acknowledges that the Purchase Price to be paid for the Sacto Portfolio pursuant to this Agreement is a net amount and shall not be subject to any off-sets or deductions.

     Section 7.10 Attorneys' Fees. In the event any dispute between Buyer and Seller should result in litigation, the prevailing party shall be reimbursed for all reasonable costs incurred in connection with such litigation, including, without limitation, reasonable attorneys' fees, court costs and fees of experts.

     Section 7.11 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     Section 7.12 Governing Law. This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of California.

     Section 7.13 Damages. Buyer agrees that any liability of Seller under any claim brought prior to the Closing Date pursuant to this Agreement or any document or instrument delivered simultaneously or in connection with, or pursuant to this Agreement, shall be limited solely to its interest in the Sacto Portfolio, and no other assets of Seller shall be subject to levy or execution. With respect to any such claim brought following the Closing Date, any liability of Seller shall be limited solely to the assets of Seller. In no event shall Buyer seek satisfaction for any such obligation from any of Seller's trustees, beneficiaries, shareholders, officers, directors, employees, agents, legal representatives or successors or assigns (or from any of their trustees, beneficiaries, shareholders, officers, directors, employees, agents, legal representatives, successors or assigns), nor shall any such person or entity have any personal liability for any such obligations of Seller.

     Section 7.14 Confidentiality. The parties hereby acknowledge and agree that, prior to the Closing Date, the existence of this Agreement, the terms and conditions set forth herein, and any materials delivered in connection with this transaction are to be kept strictly confidential. Accordingly, except (a) for the Title and Escrow Companies, (b) in connection with the enforcement of any rights hereunder, (c) for the delivery and recordation of instruments, notices or other documents to implement this Agreement, and (d) as may in good faith be believed to be required by law or court order, neither party shall, without the prior written consent of the other, release, publish or otherwise distribute (and shall not authorize or permit any other person or entity to release, publish or otherwise distribute) any information concerning this Agreement or the transaction contemplated herein, or any materials so delivered, to any person or entity other than Buyer's prospective lenders, such party's legal, accounting and financial advisors, Seller's property managers and Buyer's due diligence consultants, each of whom shall agree to hold such information or materials strictly confidential as if such persons were bound by the provisions of this Section 7.13. Following the Closing Date, either party may make reasonable and customary announcements and press releases regarding the transaction.

     Section 7.15 Counterparts. This Agreement may be executed in one or more counterparts. All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not signatory to the same counterpart.

     Section 7.16 Entire Agreement. This Agreement and the attached exhibits, which are by this reference incorporated herein, and all documents in the nature of such


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK] exhibits, when executed, contain the entire understanding of the parties and supersede any and all other written or oral understanding.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first written above.

          SELLER:

          SAMMIS SACRAMENTO ASSOCIATES, a California general partnership

          By: METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (successor by merger to New England Mutual Life Insurance Company, a Massachusetts corporation), on behalf of its Developmental Properties Account ("DPA"), Managing Partner

          By: AEW Real Estate Advisors, Inc., a Massachusetts corporation (formerly known as Copley Real Estate Advisors, Inc.), its asset manager and advisor hereunto duly authorized

               By:
                  --------------------------------------------------------------
                  Name:
                  Title:


          BUYER:

          Pacific Gulf Properties Inc., a Maryland corporation

          By:
             -------------------------------------------------------------------
               Name:
                    ------------------------------------------------------------
          Its:
             -------------------------------------------------------------------

          By:
             -------------------------------------------------------------------
               Name:
                    ------------------------------------------------------------
          Its:
             -------------------------------------------------------------------

                                    EXHIBIT A

                              DISCLOSURE STATEMENT

                Any additions to the attached form of Disclosure
                Statement to be provided by 5:00 P.M. Los Angeles
                           time on November 26, 1997.

                                    EXHIBIT A

                              DISCLOSURE STATEMENT

     All capitalized terms used herein but not otherwise defined shall have the meanings given them in the Agreement.

1. Matters disclosed by the environmental reports and audits and the structural reports and other physical inspection reports delivered to Buyer prior to the end of the Inspection Period or included in the materials delivered to or made available to Buyer pursuant to Section 2.3 of the Agreement.

2. The applicable Personal Property and the improvements, located on the Real Property, and their structural components, the building systems and other mechanical systems, and the parking and loading areas are, and have been, subject to normal wear and tear and obsolescence as the result of the age of such items.

3. All the matters set forth on this Disclosure Statement are limited to Seller's Knowledge. Seller does not make any representations or warranties, other than as expressly set forth in Section 4.1 of the Agreement, regarding the scope or content of the matters referenced in this Disclosure Statement. Neither the foregoing list nor the materials referred to therein are intended to be an exhaustive enumeration of issues relevant to the Sacto Portfolio, nor are they intended to fully inform you of any particular issue or its ramifications. Rather this Disclosure Statement is presented to you pursuant to Section 4.1 of the Agreement and is merely intended to assist you with your investigation of the Sacto Portfolio by flagging for you those matters which, to Seller's Knowledge, may affect the Sacto Portfolio or Seller's warranties and representations set forth in
     Section 4.1 of the Agreement.

                                    EXHIBIT B

                                INSPECTION LETTER


                                 _________, 1997

Sammis Sacramento Associates
c/o AEW Capital Management, L.P.
225 Franklin Street
Boston, Massachusetts 02110
Attn: General Counsel

          Re: Agreement for Purchase and Sale of the Sacramento Properties, dated November _, 1997 (the "Purchase Agreement") between Sammis Sacramento Associates ("Seller") and Pacific Gulf Properties Inc. ("Buyer")

Gentlemen & Ladies:

               This letter constitutes the Inspection Letter contemplated by the above-referenced Purchase Agreement and is delivered to confirm the satisfaction of the conditions precedent described in Sections 3.1(a)(i) and 3.1(a)(ii) of the Purchase Agreement.

               Buyer hereby expressly confirms to Seller (and to its officers, directors, shareholders, trustees and beneficiaries and their respective agents, employees, successors and assigns) that Buyer has completed to its satisfaction the inspection and review contemplated by Sections 2.3 and 2.4 of the Purchase Agreement. Buyer, moreover, hereby ratifies and affirms all of the acknowledgments, waivers and releases set forth in Section 2.3.

               Accordingly, based on its inspection and review of the Sacto Portfolio, Buyer is prepared to proceed with the purchase of the Sacto Portfolio in accordance with the terms of the Purchase Agreement subject only to the satisfaction of the conditions described in Sections 3.1(a)(iii) and 3.1(a)(iv) of the Purchase Agreement.

                                            Very truly yours,
                                            Pacific Gulf Properties Inc.


                                              By:
                                                 -------------------------------
                                                 Its
                                                    ----------------------------

                                    EXHIBIT C

                            LEGAL DESCRIPTION OF LAND


PARCEL ONE:

All that portion of Parcel "C" as shown on the parcel map entitled "Folsom Industrial Park being a portion of Rancho Rio de los Americanos in projected Township 8 North, Range 6 East, M.D.M.", recorded in the office of the County Recorder of Sacramento County on April 29, 1976 in Book 26 of Parcel Maps, at Page 3, described as follows:

COMMENCING at the Southeasterly corner of said Parcel "C", thence South 57 degrees 34'12" West along the Southerly line of said Parcel "C" 1.05 feet; thence South 58 degrees 43'14" West 298.95 feet to the point of beginning, thence South 58 degrees 43'14" West continuing along the Southerly line of said Parcel "C" 199.12 feet; thence South 57 degrees 34'12" West 100.88 feet; thence North 32 degrees 25'48" West 315.00 feet; thence North 57 degrees 34'13" East
187.77 feet; thence along the arc of a curve to the left, with a radius of
530.00 feet and a central angle of 12 degrees 13'14" the chord of which bears North 51 degrees 27'34" East 112.83 feet; thence South 32 degrees 25'48" East
331.01 feet to the point of beginning, and being the same as Parcel 11, described in that certain "Certificate of Compliance", recorded in Book 77-09-08, Page 1302 of Official Records.

Assessor's Parcel Number: 068-0160-058-0000

PARCEL TWO:

Parcels 14 thru 19, as shown on the Parcel Map entitled "All that portion of Parcel C as shown on the Parcel Map entitled Folsom Industrial Park, filed in Book 26 of Parcel Maps, Page 3", recorded in Book 52 of Parcel Maps, at page 15, records of said County.

EXCEPTING FROM the above described Parcels 1, 2, 3 and 4, one-half of all mineral rights in and to the herein described land, as reserved in deed from the Federal Land Bank of Berkeley to Vesper C. Utterback, et ux, recorded January 10, 1941 in Book 862, Page 202 of Official Records. By Quitclaim Deed recorded March 7, 1969, in Book 6903-07, Page 746 of Official Records, The Federal Land Bank of Berkeley, a corporation, quitclaimed their interest "in, upon and to a depth of 500 feet below the surface" of the herein described land.

Portion of Assessor's Parcel Number: 068-0530-020-0000

PARCEL THREE:

All that real property situated in the County of Sacramento, State of California and being all of Parcel 3 as said Parcel is described in that certain Grant Deed to the County of Sacramento, a political subdivision of the State of California, recorded in Book 6611-21, Official Records, Pages 146 and 147, more particularly described as follows:

All that portion of the subdivision designated "Wm. Crites No. 2, 156.56 A: of Rancho Rio De Los Americanos, the official plat of which is recorded in the office of the Recorder of Sacramento County in Book 1 of Maps, Map No. 2, described as follows:

BEGINNING at a point located on the Northerly boundary of Silva Vineyards, the official plat of which is recorded in said Recorder's Office in Book 19 of Maps, Map No. 29, from which the Northwest corner thereof bears North 89 degree 52'43" West 29.98 feet, thence from said point of beginning, Northerly curving to the right of an arc of 136.00 feet radius, said arc being subtended by a chord bearing North 03 degrees 34'21" West 16.37 feet; thence North 89 degrees 52'48" East 8.00 feet; thence North 00 degrees 07'12" West 1296.25 feet; thence North 00 degrees 12'10" East 496.03 feet; thence curving to the left on an arc of
85.93 feet radius, said arc being subtended by a chord bearing North 16 degrees 21'02" West 48.96 feet; thence North 32 degrees 54'15" West 40.05 feet to a point located on the Southeasterly right of way line of the Southern Pacific Railroad Company; thence along said right of way line South 57 degrees 11'57" West 1.43 feet to the Northwesterly corner of that certain Parcel No. I described in Deed to Walker and Donant, a partnership, recorded in said Recorder's Office on August 9, 1956, in Book 3135, Page 90; thence along the Westerly line of said parcel South 00 degrees 12'10" West 575.78 feet and South 00 degrees 07'12" East 1312.56 feet to the said Northwest corner of said Silva Vineyards; thence North 89 degrees 52'43" East 29.98 feet along the said Northerly boundary of Silva Vineyards to the point of beginning.

EXCEPTING THEREFROM all that portion of said Parcel 3 described hereinabove lying North of the Easterly prolongation of the South line of Parcel 20 as said Parcel is shown and so designated on that certain Parcel Map entitled "All that portion of Parcel "C" as shown on Parcel Map entitled 'Folsom Industrial Park' filed in Book 26 of Parcel Maps, Page 3 and being a portion of Rancho Rio De Los Americanos 1 BM 2", filed in said Recorder's Office in Book 52 of Parcel Maps, Page 15.

ALSO EXCEPTING THEREFROM all that portion of said Parcel 3 described hereinabove lying South of the Easterly prolongation of the South line of Parcel 14 as said Parcel is shown and so designated on said Parcel Map.

Balance of Assessor's Parcel Number: 068-0530-020-0000

                                   EXHIBIT D


                                  TENANT LIST

TENANT                          ADDRESS                 SUITE  SQUARE FEET
------                          -------                 -----  -----------

 1. Imbsen & Associates         9912 Business Park Dr.   130/2   11,566

 2. Imbsen & Associates         9912 Business Park Dr.    145     3,232

 3. Mercy Home Health           9912 Business Park Dr.   170/1   11,540

 4. Product Development Corp.   9912 Business Park Dr.   180/1    1,920

 5. Guerrilla Graphics          9912 Business Park Dr.   185/2    1,920

 6. Landgraf, Gierke, et al     9912 Business Park Dr.   195/1    2,560

 7. Zimmer Samudio              9940 Business Park Dr.   125/3    2,241

 8. Brown & Mills, Inc.         9940 Business Park Dr.   140/2    1,560

 9. Integrated Electronics      9940 Business Park Dr.   145/1    1,560

10. Monroe Systems for Bus      9940 Business Park Dr.   150/3    1,496

11. Innovative Imaging          9940 Business Park Dr.   155/1    1,496

12. Mercy Hospice               9940 Business Park Dr.   165/2    6,420

13. William Chesaum             9940 Business Park Dr.   185/2    1,440

14. Assured Processing          9960 Business Park Dr.    100     3,378

15. Pinkerton Security          9960 Business Park Dr.   110/2    1,800

16. Marketing Works             9960 Business Park Dr.   120/1    2,400

17. Donald Celli & Associates   9960 Business Park Dr.   140/1    1,643

18. Master Computer Systems     9960 Business Park Dr.   150/1    3,120

                                    EXHIBIT E



                                     VENDORS


          WHO                            BLDG ADDRESS                        SERVICE              DATE OF
                                                                                                 AGREEMENT

Pestnet                          9912, 9940, 9960 Business Park Dr.       Pest Control            6/26/96
(sold to Terminex)

Progressive Bldg Maintenance     9912, 9940, 9960 Business Park Dr.       Window Cleaning         2/6/97

Sares-Regis                      9912, 9940, 9960 Business Park Dr.       Property Manager        1/16/96

Procida Landscape                9912, 9940, 9960 Business Park Dr.       Landscape Service       No contract

Sac-Val                          9912, 9940, 9960 Business Park Dr.       Trash Removal           No contract

Pinkerton Security               9912, 9940, 9960 Business Park Dr.       Security Patrol         No contract

Sacramento Control System        9912, 9940, 9960 Business Park Dr.       Fire/Life Monitoring    No contract

Capitol Sweep Service            9912, 9940, 9960 Business Park Dr.       Puking Lot Sweep        No contract

Universal Building               9912, 9940, 9960 Business Park Dr.       Janitorial              No contract
Maintenance

Indoor Environmental             9912, 9940, 9960 Business Park Dr.       HVAC                    No contract
Services

Madsen Roofing                   9912, 9940, 9960 Business Park Dr        Roof Repairs            No contract

Diversified Plumbing             9912, 9940, 9960 Business Park Dr.       Plumbing Repairs        No contract

Joel Lackner Painting            9912, 9940, 9960 Business Park Dr.       Painting                No contract

Tonda Sales                      9912, 9940, 9960 Business Park Dr.       Flooring Contractor     No contract

Wiedner House of Signs           9912, 9940, 9960 Business Park Dr.       Signage                 No contract

Pride Industries                 9912, 9940, 9960 Business Park Dr.       Dayporter               No contract

Reliable Glass                   9912, 9940, 9960 Business Park Dr.       Glass                   No contract

Delta Lighting Services          9912, 9940, 9960 Business Park Dr.       Electrical              No contract

Stafford Space Planning          9912, 9940, 9960 Business Park Dr.       Space Planner           No contract

Van's Chem Dry                   9912, 9940, 9960 Business Park Dr.       Carpet Cleaning         No contract

                                   EXHIBIT F

                               FORM OF GRANT DEED

Assessor's Parcel No.

RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:

MAIL TAX STATEMENTS TO:

--------------------------------------------------------------------------------

                               FORM OF GRANT DEED

In accordance with Section 11932 of the California Revenue and Taxation Code, the grantor has declared the amount of transfer tax which is due and payable by a separate statement which is not being recorded with this Grant Deed.

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Sammis Sacramento Associates, a ________________________, HEREBY GRANTS to Pacific Gulf Properties Inc., a Maryland corporation, all that real property in the City of ____________________________________________, County
of ________________, State of California, described as follows:

This conveyance is made subject to all liens and encumbrances of record.

Date:________,1997           GRANTOR:

                             Sammis Sacramento Associates, a

                             ________
                             By:

                      MAIL TAX STATEMENTS AS DIRECTED ABOVE

STATE OF CALIFORNIA )
                    ) ss.
COUNTY OF           )

On_______________________ before me, __________________________________________
(here insert name and title of the notary public), personally appeared ________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

               WITNESS my hand and official seal.



               Signature ___________________________________      (SEAL)

                                    EXHIBIT G
                              FORM OF BILL OF SALE

             THIS BILL OF SALE (this "Bill of Sale") is made this _________ day of ________________________________, 1997 by Sammis Sacramento Associates
("Seller") in favor of Pacific Gulf Properties Inc. ("Buyer").

             Seller and Buyer entered into that certain Agreement for Purchase and Sale dated as of November _, 1997 (the "Agreement") respecting the sale of certain real property, described on Exhibit C attached to the Agreement (the "Real Property").

             Under the Agreement, Seller is obligated to transfer to Buyer any and all of its right, title and interest in and to any and all equipment, appliances, tools, machinery, supplies, building materials and other personal property of every kind and character owned by Seller and attached to, appurtenant to, located in or used in connection with the operation of the improvements ("Improvements") located on the Real Property (the "Personal Property").

             NOW, THEREFORE, for good and valuable consideration, the receipt of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Buyer all of the Seller's right, title and interest in and to the Personal Property, WITHOUT WARRANTY, EXPRESS OR IMPLIED, except for the covenants, representations and warranties of the Seller with respect to the Personal Property as set forth in the applicable provisions of the Agreement, all of which are hereby deemed to be incorporated by reference the same as those set forth in full herein.

             Seller hereby covenants that Seller will, at any time and from time to time upon written request therefor, execute and deliver to Buyer, Buyer's successors, nominees or assigns, such documents as Buyer or they may reasonably request in order to fully assign and transfer to and vest in Buyer or Buyer's successors, nominees and assigns, and protect Buyer's or their right, title and interest in and to all of the Personal Property and rights of Seller intended to be transferred and assigned hereby, or to enable Buyer, Buyer's successors, nominees and assigns to realize upon or otherwise enjoy such rights and property.

             All defined terms used herein shall have the same meaning as set forth in the Agreement, and are hereby incorporated herein by reference.

             This Bill of Sale shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of Buyer and Seller,

             This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

             This Bill of Sale is intended to supplement the terms and provisions of the Agreement and shall be construed as consistent therewith to the greatest extent possible. This Bill of Sale shall not be deemed to modify or amend the Agreement. In the event of an irreconcilable conflict between the provisions of the Agreement and this Bill of Sale, the provisions of the Agreement shall prevail.

             IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the date first set forth above.



                                 SELLER:

                                 Sammis Sacramento Associates

                                 By
                                   ---------------------------------------------

                                 Its
                                    --------------------------------------------

                                    EXHIBIT H

            FORM OF ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY

               THIS ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY (this
"Assignment") is made this    day of           , 1997 by and between Sammis
Sacramento Associates ("Assignor") and Pacific Gulf Properties Inc.
("Assignee").

               Assignor and Assignee entered into that certain Agreement for Purchase and Sale dated as of November , 1997 ("Agreement") respecting the sale of certain real property described in Exhibit "C" attached to the Agreement (the "Real Property") and the improvements located thereon (the "Improvements").

               Under the Agreement, Assignor is obligated to assign to Assignee any and all of its right, title and interest in and to the Intangible Property (as defined in the Agreement), which Intangible Property includes:

               (a) the Tenant Leases (as defined in the Agreement);

               (b) certain service agreements, maintenance contracts, warranties, guarantees, management contracts and bonds, together with all supplements, amendments and modifications thereto, relating to the Real Property (the "Service Contracts");

               (c) any interest of Seller in the licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlement issued, approved or granted by governmental authorities or otherwise in connection with the Real Property, trade names, trademarks, and logos used by Assignor in the operation and identification of the Improvements and/or the Real Property, including, without limitation, the right to use the names "Highway 50 Business Center," "Bradshaw Business Center" and any other trade name now used in connection with the Real Property, any and all development rights and other intangible rights, titles, interests, privileges and appurtenances owned by Assignor and in any way related to or used in connection with the Real Property and its operation, and all licenses, consents, easements, rights of way and approvals required from private parties to make use of utilities and to insure vehicular and pedestrian ingress and egress to the Real Property and the Improvements ("Licenses and Permits"); and

               (d) all non-confidential books and records maintained by Seller in connection with the operation of the Real Property, all preliminary, final and proposed building plans and specifications (including "as built" drawings) respecting Improvements, and all structural reviews, architectural drawings and engineering, soils, seismic, geological and architectural reports, studies and certificates and other documents pertaining to the Property which are within the possession of, under the control of or reasonably available to Assignor and such additional books, records, plans, specifications, reports, studies and other documents maintained or prepared after the date of the Agreement ("Records and Plans").

               NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, sells, transfers, sets over and delivers unto Assignee all of Assignor's estate, rights, title and interest in and to the Intangible Property and Assignee hereby accepts such assignment, subject to the covenants, representations and warranties of Seller (and all limitations thereof) with respect to the Intangible Property as set forth in the applicable provisions of the Agreement, all of which are hereby deemed to be incorporated by reference the same as those set forth in full herein.

               Assignor hereby covenants that Assignor will, at any time and from time to time upon written request therefrom, execute and deliver to Assignee, Assignee's successors, nominees and assigns, any new or confirmatory instruments which Assignee, Assignee's successors, nominees, and assigns may reasonably request in order to fully assign and transfer to and vest in Assignee, or Assignee's successors, nominees and assigns, and protect Assignee's or Assignee's successors, nominees and assigns right, title and interest in and to the Intangible Property or to otherwise realize upon or enjoy such rights in and to the Intangible Property.

               Assignee hereby assumes the performance of all of the terms, covenants and conditions imposed upon Assignor under the Intangible Property (including the obligations of the landlord under the Tenant Leases) accruing or arising on or after the date of this Agreement.

               Subject to the limitations on Assignee's liability set forth in the Agreement, Assignee hereby agrees to indemnify and hold harmless Assignor, Assignor's agents and their respective successors and assigns from and against any and all claims, losses, liabilities and expenses, including reasonable attorneys' fees, suffered or incurred by Assignor by reason of any breach or alleged breach by Assignee from and after the Closing Date (as defined in the Agreement) of any of Assignee's obligations under the Tenant Leases, Service Contracts, Licenses and Permits or Records and Plans.

               Subject to the limitations on Assignor's liability set forth in the Agreement, Assignor hereby agrees to indemnify and hold harmless Assignee, Assignee's agents and their respective successors and assigns from and against any and all claims, losses, liabilities and expenses, including reasonable attorneys' fees, suffered or incurred by Assignee by reason of any breach or alleged breach by Assignor prior to the Closing Date of any of Assignor's obligations under the Tenant Leases, Service Contracts, Licenses and Permits or Records and Plans.

               In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, conditions, agreements or provisions on the part of the other party arising out of this Assignment, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit including reasonable attorneys' fees, court costs and fees of experts.

             All defined terms used herein shall have meanings given such terms in the Agreement, and are hereby incorporated herein by reference.

             This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute on and the same instrument.

             This Assignment shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs and legatees of all of the respective parties hereto.

             This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

             This Assignment is intended to supplement the terms and provisions of the Agreement and shall be construed as consistent therewith to the greatest extent possible. This Assignment shall not be deemed to modify or amend the Agreement. In the event of an irreconcilable conflict between the provisions of the Agreement and this Assignment, the provisions of the Agreement shall prevail.

             IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption of Intangible Property as of the date first written above.

                                ASSIGNOR: Sammis Sacramento Associates,


                                By:
                                   ---------------------------------------------
                                      Its:
                                          --------------------------------------


                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

ASSIGNEE:    Pacific Gulf Properties Inc., a Maryland corporation

               By:
                  ----------------------------------------

               Its:
                  ----------------------------------------

               By:
                  ----------------------------------------

               Its:
                  ----------------------------------------